Exhibit 3.2 CERTIFICATE OF RETIREMENT OF SERIES B CONVERTIBLE PREFERRED STOCK OF CARROLS RESTAURANT GROUP, INC. CARROLS RESTAURANT GROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows: 1. The Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on April 30, 2019, as amended by that Certificate of Designation of Series B Convertible Preferred Stock filed with the Secretary of State on April 30, 2019 and as amended by that Certificate of Amendment to Certificate of Designation of Series B Convertible Preferred Stock filed with the Secretary of State on August 29, 2019 (as amended, the “Series B Certificate of Designation”), as amended by that Certificate of Amendment filed with the Secretary of State on April 30, 2019, as amended by that Certificate of Designations of Series C Convertible Preferred Stock filed with the Secretary of State on April 30, 2019 (the “Series C Certificate of Designation”), and as amended by that Certificate of Amendment filed with the Secretary of State on August 29, 2019 (collectively, the “Certificate of Incorporation”), provides that any shares of the Corporation’s Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”) that are issued and reacquired in any manner, including by purchase, redemption, conversion, or exchange, shall be permanently retired or cancelled and shall not under any circumstances be reissued by the Corporation. 2. All of the authorized and issued 100 shares of the Corporation’s Series B Preferred Stock have been exchanged for 100 shares of the Corporation’s Series D Convertible Preferred Stock, par value $.01 per share (the “Series D Preferred Stock”), issued by the Corporation pursuant to the Certificate of Designations of Series D Convertible Preferred Stock and in accordance with the terms of the Preferred Stock Exchange Agreement by and among the Corporation, Burger King Company LLC and Blue Holdco 1, LLC, dated as of December 20, 2022 (the “Exchange Agreement”). 3. The Board of Directors of the Corporation has adopted resolutions retiring the 100 shares of Series B Preferred Stock that were acquired by the Corporation in exchange for the issuance by the Corporation of 100 shares of Series D Preferred Stock, pursuant to the terms of the Exchange Agreement. 4. In accordance with the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, it shall have the effect of amending the Certificate of Incorporation to eliminate therefrom all references to such Series B Preferred Stock, and following such filing the total number of shares of capital stock which the Corporation shall have authority to issue will be 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share, none of which shall be Series B Preferred Stock. IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 20th day of December, 2022. CARROLS RESTAURANT GROUP, INC. By: Name: Jared L. Landaw Title: Vice President, General Counsel and Secretary